Registration No. 33-67474

              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549
                 _____________________________

               POST-EFFECTIVE AMENDMENT NO. 1 TO

                           FORM S-8

                    REGISTRATION STATEMENT
                             Under
                  THE SECURITIES ACT OF 1933
                 _____________________________

                     SANDERSON FARMS, INC.
    (Exact name of registrant as specified in its charter)




                          Mississippi
                          64-0615843
                       (I.R.S. Employer
                      Identification No.)


                 (State or other jurisdiction
               of incorporation or organization)



                      225 North 13th Ave.
                          39441-0988


                      Laurel, Mississippi
                          (Zip Code)


                (Address of principal executive
                           offices)



    Sanderson Farms, Inc. and Affiliates Stock Option Plan
                   (Full title of the plans)


                   D. Michael Cockrell, Esq.
                     Sanderson Farms, Inc.
                      225 North 13th Ave.
                Laurel, Mississippi 39441-0988
                        (601) 649-3040
   (Name, address and telephone number, including area code,
                     of agent for service)

                               PART I

        INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document or documents containing the information specified in
Part I are not required to be filed with the Securities and Exchange Commission (the Commission ) as part of this Form S-8 Registration Statement.

                              PART II

         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents filed with the Commission by Sanderson Farms, Inc. (the Company ) are hereby incorporated herein by reference:

          (a) The Company s Annual Report on Form 10-K for the fiscal year ended October 31, 1996.

          (b) The description of the Company s Common Stock, par value $1.00 per share, contained in the Company s Registration Statement on Form 8-A, as declared effective by the Securities and Exchange Commission on March 2, 1988, incorporated by reference from pages 24 and 25 of the Company s Registration Statement of Form S-1, Registration No. 33-13141.

          (c) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     The foregoing documents are incorporated by reference into this prospectus and may be obtained from the Company, without charge, upon written or oral request to D. Michael Cockrell, Sanderson Farms, Inc., P.
O. Box 988, Laurel, Mississippi 39441. Additionally, participants may receive free of charge, upon written or oral request, a copy of (i) the Company s most recent Annual Report to Stockholders; (ii) the Company s Annual Report on Form 10-K; (iii) any prospectus filed by the Company pursuant to Rule 424(b) under the Securities Act of 1933 and all documents comprising the prospectus for Common Stock issued through the Plan; and/or
(iv) the Company s effective Securities Exchange Act registration statement on Form 10. All requests should be directed to the above referenced person at the above address.


Item 4.   Description of Securities.

     Not applicable.


Item 5.   Interests of Named Experts and Counsel.

     Not applicable.


Item 6.   Indemnification of Directors and Officers.

     Article FOURTEENTH of the Company s Articles of Incorporation provides that a director of the Company shall not be liable to the Company or its shareholders for money damages for any action, or any failure to take any action, as a director, except for: (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on the Company or the shareholders; (c) a violation of Section 79-4-8.33 of the Mississippi Code of 1972, as amended, more commonly referred to as Section 8.33 of the Mississippi Business Corporation Act, as presently in effect or as amended thereafter, pertaining to liability for unlawful distributions; or (d) an intentional violation of criminal law. If Mississippi law is amended to authorize corporations to take corporate action further limiting or eliminating the personal liability of directors, then the liability of each director of the Company shall be limited or eliminated to the full extent permitted by Mississippi law as so amended from time to time. Neither the amendment nor repeal of Article FOURTEENTH, nor the adoption of any provision of the Articles of Incorporation inconsistent with it eliminates or reduces its effect in respect of any matter occurring, or any cause of action, suit or claim that, but for Article FOURTEENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     Reference is also made to Section 79-4-8.50 through and including
Section 79-4-8.58 of the Mississippi Business Corporation Law which, taken together, authorize and set forth the extent to which a Mississippi business corporation shall and may indemnify its directors and officers.


     Article VI of the Company s By-Laws provides for mandatory indemnification of the Company s directors and officers, and those of its employees (if any) who are appointed by its President to serve on the Company s Executive Committee, or are appointed by such Committee to be Division Managers, to the fullest extent that directors and officers are permitted to be indemnified by law, except in an action brought directly by the Company against such a person. The mandatory indemnification includes advancement of expenses to those persons who meet the requirements, described above, for such advances. The right to indemnification applies to acts or omissions occurring prior to or after the adoption of the new by-law, continues as to a person who ceases to be a director, officer or employee, and applies to the person s heirs. Article VI may be amended or repealed at any time by the Board of Directors with or without approval by the shareholders, but no such action will affect the right to indemnification for acts or omissions which occurred prior to such amendment or repeal.

     The Company maintains insurance the general effect of which is to provide (a) coverage for the Company with respect to amounts which it is required or permitted to pay to officers or directors under the indemnification provisions set forth in the Mississippi Business Corporation Law and Article VI of the Company s By-Laws and (b) coverage for the officers and directors of the Company for liabilities (including certain liabilities under the Federal securities laws) incurred by such persons in their capacities as officers or directors for which they are not indemnified by the Company.

Item 7.   Exemption from Registration Claimed.

     Not applicable.


Item 8.   Exhibits.




EXHIBIT
NUMBER

EXHIBIT DESCRIPTION



3.1
Articles of Incorporation of the Company, as amended



3.2
Restated By-Laws of the Company



4.1
Certificate of Designations relating to Series A
Junior Participating Preferred stock
(incorporated herein by reference to the Company s Annual Report on Form 10-K for the fiscal year ended October 31, 1989)



5
Opinion of Wise Carter Child & Caraway,
a
Professional

Association*




10.1
Sanderson Farms, Inc. and affiliates Stock
Option Plan (incorporated herein by reference to the Company s Annual Report on Form 10-K for the fiscal year ended October 31, 1992)



10.2
Amended and Restated Sanderson Farms, Inc. Stock
Option Plan



10.3
Form of Sanderson Farms, Inc. Non-Statutory
Stock Option Agreement



10.4
Form of Sanderson Farms, Inc. Incentive Stock
Option Agreement



10.5
Form of Sanderson Farms, Inc. Alternate Stock
Appreciation Rights Agreement



23.1
Consent of Wise Carter Child & Caraway, a
Professional Association (contained in Exhibit
5)*



23.2
Consent of Ernst & Young LLP, Independent
Auditors



24
Power of Attorney relating to subsequent amendments (included on the signature page to this Post-Effective Amendment No. 1 to the
Registration Statement)


_________________
     *    Previously filed.


Item 9.   Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laurel, State of Mississippi, on this 4th day of June, 1997.

                              SANDERSON FARMS, INC.



                              By /s/ Joe F. Sanderson, Jr.
                              Joe F. Sanderson, Jr.
                              President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Joe F. Sanderson, Jr., D. Michael Cockrell and James A. Grimes, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all further amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on June 4, 1997.

          Name                     Title

     /s/ Joe F. Sanderson, Jr.
     Joe F. Sanderson, Jr.         President, Chief Executive Officer
                              (Principal Executive Officer) and
                                     Director
     /s/ D. Michael Cockrell
     D. Michael Cockrell      Treasurer and Chief Financial Officer
                              (Principal Financial Officer)
     /s/ James A. Grimes
     James A. Grimes               Secretary and Chief Accounting Officer
                              (Principal Accounting Officer)
     /s/ Joe F. Sanderson, Jr.
     Joe Frank Sanderson      Chairman and Director

     /s/ Dewey R. Sanderson, Jr.
     Dewey R. Sanderson, Jr.       Director

     /s/ Donald W. Zacharias
     Donald W. Zacharias      Director

     /s/ Phil K. Livingston
     Phil K. Livingston       Director

     /s/ John H. Baker, III
     John H. Baker, III       Director

     /s/ Charles W. Ritter, Jr.
     Charles W. Ritter, Jr.        Director

     /s/ Rowan H. Taylor
     Rowan H. Taylor               Director

     /s/ Robert Buck Sanderson
     Robert Buck Sanderson         Director

                           EXHIBIT INDEX




EXHIBIT
NUMBER

EXHIBIT DESCRIPTION



3.1
Articles of Incorporation of the Company, as amended



3.2
Restated By-Laws of the Company



4.1
Certificate of Designations relating to Series A
Junior Participating Preferred stock
(incorporated herein by reference to the Company s Annual Report on Form 10-K for the fiscal year ended October 31, 1989)



5
Opinion of Wise Carter Child & Ca
raway, a

Professional
Association*




10.1
Sanderson Farms, Inc. and affiliates Stock
Option Plan (incorporated herein by reference to the Company s Annual Report on Form 10-K for the fiscal year ended October 31, 1992)



10.2
Amended and Restated Sanderson Farms, Inc. Stock
Option Plan



10.3
Form of Sanderson Farms, Inc. Non-Statutory
Stock Option Agreement



10.4
Form of Sanderson Farms, Inc. Incentive Stock
Option Agreement



10.5
Form of Sanderson Farms, Inc. Alternate Stock
Appreciation Rights Agreement



23.1
Consent of Wise Carter Child & Caraway, a
Professional Association (contained in Exhibit
5)*



23.2
Consent of Ernst & Young LLP, Independent
Auditors



24
Power of Attorney relating to subsequent amendments (included on the signature page to this Post-Effective Amendment No. 1 to the
Registration Statement)


_________________
     *    Previously filed.